March 30, 2007

Board of Directors
State Bancorp, Inc.
699 Hillside Avenue
New Hyde Park, N.Y. 11040

Re:        Registration of Common Stock, Par Value $5.00 Per Share, on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to State Bancorp, Inc. a New York corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended (the "Securities Act"), by the Company of up to 2,250,000 shares of common stock, $5.00 par value per share, of the Company (the “Shares”) previously issued by the Company in a private placement transaction pursuant to Rule 506 of Regulation D under the Securities Act (the “Private Placement”) and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”). The Shares are being registered in accordance with the requirements of a registration rights agreement entered into by the Company with each of the shareholders who received Shares in connection with the Private Placement. In rendering the opinion set forth below, we do not express any opinion concerning any law other than the laws of the State of New York and the federal law of the United States.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as

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originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, as of the date hereof, the Shares are validly issued and outstanding, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus contained in the Registration Statement under the heading “Legal Matters.”

Very truly yours, /s/ Thacher Proffitt & Wood LLP